Exhibit 99.1

Tuesday, October 1, 2019
FOR IMMEDIATE RELEASE

Washington Federal Bank Announces Next Phase of Management Succession

SEATTLE, WASHINGTON - Washington Federal, Inc. (Nasdaq: WAFD) (the "Company"), parent Company of Washington Federal Bank, National Association "WaFd Bank" today announced the next phase of its management succession plan with the appointment of Ryan Mauer as Senior Vice President and Chief Credit Officer and James Endrizzi as Senior Vice President of Commercial Banking, effective on October 1, 2019 the start of its next fiscal year. In conjunction with these promotions, Mark Schoonover, Executive Vice President and Chief Credit Officer and Bob Peters, Executive Vice President of Commercial Banking will relinquish their responsibilities as they both assume Senior Advisor roles supporting the commercial bank. This transition period will ensure a smooth succession of leadership over the next eighteen months.

Mr. Brent Beardall, President and Chief Executive Officer commented, "I wish to thank Mark and Bob for their dedicated service to the clients and shareholders of WaFd Bank. Both have been instrumental in our steady transition into a commercial bank and have ensured that we are building on a solid foundation. We are fortunate to have two exceptional executives in Ryan Mauer and James Endrizzi that have worked their entire careers to prepare for this opportunity. We welcome them onto the management team and are confident that with their leadership we will be able to prudently grow our commercial bank."

Mr. Mauer joined Washington Federal Bank in June 2007. Prior to joining WaFd Bank, Ryan spent 16 years with Seafirst Bank / Bank of America where he served in various roles in consumer and commercial banking. Most recently, Ryan served Washington Federal Bank as Senior Vice President and Division Manager of the Commercial & Industrial team in Seattle. Ryan currently serves on the Board of the University of Washington Consulting and Business Development Center, and previously served on the Board of the Bellevue Chamber of Commerce. Ryan holds a bachelor’s degree in Business Administration from the University of Washington and is a graduate of the Pacific Coast Banking School. Ryan and his wife and two children live on Bainbridge Island, Washington.

Mr. Endrizzi has over 25 years of experience in banking and financial services, including the last four years leading the bank’s commercial team in Utah. Prior to joining Washington Federal Bank, he worked for KeyCorp and JP Morgan Chase and has been a small business owner himself. He earned a Bachelor of Science degree in Business Management and an MBA in Finance from Western International University, both while working full time and is a graduate of Pacific Coast Banking School. He enjoys serving and volunteering in the communities where he lives. Mr. Endrizzi currently resides in Riverton, Utah with his wife and four children and will be relocating to Boise, Idaho in 2020 as a result of this new role.

Washington Federal Bank, a national bank with headquarters in Seattle, Washington, has 234 branches in eight western states. To find out more about WaFd Bank, please visit our website www.wafdbank.com. WaFd Bank uses its website to distribute financial and other material information about the Company.

Exhibit 99.1

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Contact:
Brad Goode
Washington Federal, Inc.
425 Pike Street, Seattle, WA 98101
(206) 626-8178